EXHIBIT B-8

SEPARATE BANK SETTLEMENT GROUP RELEASE AGREEMENT

     This Separate Bank Settlement Group Release Agreement (this “Release”) is made as of the Confirmation Date (defined below) by and among (i) each of the lenders party to the NRG Unsecured Revolver Agreement, the NRG Letter of Credit Facility, and the NRG FinCo Secured Revolver Agreement, each as defined below (collectively, the “Releasors”) for themselves and their respective successors; assigns; Transferees (as defined below); and current and former officers, directors, agents, and employees, in each case in their capacity as such, and any other person or entity that could initiate or continue litigation, arbitrations or proceedings on behalf of any of the foregoing parties, and (ii) Xcel Energy Inc. (“Xcel” and together with the Releasors, the “Parties”). For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby covenant and agree as follows.

     A.     DEFINITIONS

     1.     Bankruptcy Code means title 11 of the United States Code.

     2.     Bankruptcy Court means the United States Bankruptcy Court for the Southern District of New York which has jurisdiction over the Chapter 11 Cases.

     3.     Cause of Action means all actions, causes of action, liabilities, obligations, rights, suits, damages, judgments, remedies, demands, setoffs, defenses, recoupments, crossclaims, counterclaims, third-party claims, indemnity claims, contribution claims or any other claims whatsoever, whether known or unknown, matured or unmatured, fixed or contingent, liquidated or unliquidated, disputed or undisputed, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Cases, including through the Plan Effective Date.

     4.     Chapter 11 Cases means the cases under chapter 11 of the Bankruptcy Code commenced by the Debtors in the United States Bankruptcy Court for the Southern District of New York on May 14, 2003 and jointly administered under Case No. 03-13024 (PCB).

     5.     Claim has the meaning set forth in section 101(5) of title 11 of the United States Code and shall be deemed to include any “Claim” arising on or after the Petition Date through and including the Plan Effective Date.

     6.     Confirmation Date means the date on which there occurs the entry of an order confirming the Plan on the docket of the Bankruptcy Court.

     7.     Debtors means NRG, NRGenerating Holdings (No. 23) B.V., NRG Power Marketing Inc., NRG Capital LLC, NRG Finance Company I LLC.

     8.     Escrow Agent means an institution acceptable to each of the administrative agents under the Lender Facilities specified to Xcel prior to the Confirmation Date.

     9.     Escrow Agreement means the agreement between each of the administrative agents under the Lender Facilities and the Escrow Agent, a copy of which will be provided to Xcel prior to the Confirmation Date.

     10.     Final Order means an order or judgment of the relevant court of competent jurisdiction as entered on the docket in the relevant cases that has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been resolved by the highest court to which the order or judgment was appealed from or from which certiorari was sought.

     11.     Lender Facilities means the NRG Unsecured Revolver Agreement, the NRG Letter of Credit Facility, and the NRG FinCo Secured Revolver Agreement.

     12.     N-Cad Letters of Credit means that certain letter of credit bearing reference number NZS473827, in an amount of $2,850,000 collectively with the letter of credit bearing reference number 2890/8200, in the amount of $1,850,000 and the letter of credit bearing reference number US5978, in the initial amount of $3,900,000.

     13.     NRG FinCo Secured Revolver Agreement shall have the meaning ascribed in Exhibit F to the Plan.

     14.     NRG Letter of Credit Facility shall have the meaning ascribed in Exhibit F to the Plan.

     15.     NRG means NRG Energy, Inc., a Delaware corporation and a debtor in the Chapter 11 Cases.

     16.     NRG Unsecured Revolver Agreement shall have the meaning ascribed in Exhibit F to the Plan.

     17.     NRG Subsidiaries means NRG’s direct and indirect majority-owned subsidiaries.

     18.     Petition Date means May 14, 2003.

     19.     Plan means the Debtors’ Third Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code dated                , 2003.

     20.     Plan Effective Date means the “Effective Date” of the Plan, as such term is defined in Exhibit F to the Plan.

     21.     Release shall have the meaning ascribed to it in the preamble of this Release.

     22.     Release Effective Date shall have the meaning ascribed to it in Section F of this Release.

     23.     Released Parties means: (i) Xcel and any officer, director, employee, affiliate (other than NRG and the NRG Subsidiaries), agent, or other party acting on behalf of Xcel or an affiliate of Xcel (other than NRG and the NRG Subsidiaries), in each case, in their capacity as such, and (ii) any other person or entity to the extent that such person or entity is entitled to a claim for indemnification, reimbursement, contribution, subrogation or otherwise against any of the persons or entities listed in clause (i).

     24.     Releasor shall have the meaning ascribed in the Preamble.

     25.     Separate Bank Settlement Group shall mean all lenders party to the Lender Facilities or their Transferees.

     26.     Separate Bank Settlement Payment means the payment by Xcel on the Xcel Payment Date of $112 million in cash, pursuant to or in connection with the Plan, to NRG on behalf of and in trust for the Separate Bank Settlement Group that will be concurrently paid by NRG to the Escrow Agent on the Xcel Payment Date.

     27.     Settlement Agreement shall mean that settlement agreement among Xcel, NRG, and each of the NRG Subsidiaries that are signatories thereto, dated as of the Confirmation Date.

     28.     Transfer shall mean (a) the sale, transfer, assignment, pledge, or other disposal, directly or indirectly, of any right, title or interest in respect of any and all claims under the Lender Facilities, in whole or in part, or any interest therein, (b) the grant of any proxies, deposit of any claims under the Lender Facilities into a voting trust, or the entry into a voting agreement with respect to any of such claims, and/or (c) the sale, transfer, assignment, pledge, or other disposal, directly or indirectly, of any right, title or interest in respect of any and all claims that are being released hereunder other than those under the Lender Facilities.

     29.     Transferee means any party who obtains, at any time, a Transfer from a Releasor.

     30.     Xcel shall have the meaning ascribed in the preamble to this Release.

     31.     Xcel Guaranties means several hundred million dollars of guaranties granted by Xcel to a number of NRG’s trading counterparties as credit support for NRG’s trading transaction.

     32.     Xcel Payment Date means the later of (i) 90 days after the Confirmation Date, and (ii) one business day after the Plan Effective Date.

     B.     RELEASE OF CLAIMS

          The Releasors, for themselves and on behalf of each of the other parties set forth in the preamble to this Release (collectively with the Releasors, the “Releasing Parties”), subject to Xcel’s payment of the Separate Bank Settlement Payment as set forth in Section D hereof, without reservation or condition, do hereby fully acquit and waive, release and forever discharge the Released Parties from all Claims or Causes of Action of any kind or nature, whether known or unknown, which any Releasor, or a Transferee thereof, directly or indirectly, has or may have against any of the Released Parties related in any manner to or arising in any manner in respect of such Releasor’s or Transferee’s loans, financings, letter of credit facilities and other financing and support facilities provided to NRG or any of the NRG Subsidiaries, such Claims to include, without limitation (i) any preference, fraudulent conveyance and other actions under sections 510, 544, 545, 547, 548, 549, 550 or 553 of the Bankruptcy Code or any state law equivalents; (ii) any Claims arising out of illegal dividends or similar theories of liability; (iii) any Claims asserting veil piercing, alter ego liability or any similar theory; (iv) any Claims based upon unjust enrichment; (v) any Claims for breach of fiduciary duty; (vi) any Claims for fraud, misrepresentation or any state or federal securities law violations; (vii) any Claims for indemnification, reimbursement, contribution, subrogation; (viii) any Claims against Xcel or any of the Released Parties asserting liability of any of the Released Parties for false and misleading representations and warranties made by NRG under or in connection with any of the NRG Unsecured Revolver Agreement, the NRG FinCo Secured Revolver Agreement, or the NRG Letter of Credit Facility; and (ix) any other Claims under any theory of law or equity, obligations, suits, judgments, remedies, demands, setoffs, defenses, recoupments, crossclaims, counterclaims, third-party Claims, indemnity Claims, damages, debts, rights, liabilities, or any other Claims whatsoever against the Released Parties as of the Plan Effective Date whether known or unknown, matured or unmatured, fixed or contingent, liquidated or unliquidated, disputed or undisputed, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, then existing or thereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Cases, including through the Effective Date, in each case related in any manner to NRG or any of the NRG Subsidiaries. This Release may be pled as a release of all such Claims and Causes of Action and shall constitute a bar to any such Claims or Cause of Action the Releasing Parties may have against the Released Parties.

          The Releasors knowingly grant this Release notwithstanding that they may hereafter discover facts in addition to, or different from, those which they now know or believe to be true, and without regard to the subsequent discovery or existence of such different or additional facts, and the Releasors expressly waive any and all rights that any Releasing Party may have under any statute or common law principle, including Section 1542 of the California Civil Code (set forth below), which would limit the effect of this Release to those Claims or Causes of Action actually known or suspected to exist at the time of execution of this Release.

          Section 1542 of the California Civil Code

          A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him may have materially affected his settlement with the debtor.

     C.     CLAIMS NOT RELEASED

     For the avoidance of doubt, nothing in this Release shall be construed to be a release of any Claims or Causes of Action that a Releasor may have against any Released Party and that is unrelated to and does not involve in any manner whatsoever NRG, any of the NRG Entities or any transaction or circumstance involving NRG or any of the NRG Entities. Notwithstanding anything to the contrary contained herein, this Release shall not act to release any Released Party from, or affect any obligation of any Released Party under, a written and enforceable (i) guaranty (including a guaranty of the nature of the Xcel Guaranties), (ii) contract, (iii) agreement, or (iv) separate undertaking between any Released Party and such Releasor, and any defenses the

Released Parties may have with respect thereto are expressly preserved. In addition, to the extent any Releasor has a subrogation claim against a Released Party with respect to the N-Cad Letters of Credit, such subrogation claims related thereto shall not be released by this Release and any all defenses the Released Parties may have with respect thereto are expressly preserved. For purposes of the definition of “Excluded Claims” in the Plan, the phrase “any claims reserved to the Banks pursuant to the Separate Bank Settlement Agreement” shall mean solely the claims reserved in this Section C.

     In the event any Releasor is required by a Final Order to return its portion of the Separate Bank Settlement Payment in connection with an avoidance action brought against such Releasor in connection with the bankruptcy or insolvency of any Released Party any release of such Released Party granted by such Releasor hereunder shall be null and void and any and all of such Claims and Causes of Action of such Releasor against such Released Party shall be reinstated.

     D.     PAYMENT OF SEPARATE BANK SETTLEMENT PAYMENT

          The Separate Bank Settlement Payment shall be paid by Xcel on the Xcel Payment Date or as soon thereafter as is practicable to NRG as disbursing agent who shall in turn concurrently make the Separate Bank Settlement Payment to the Escrow Agent which shall then be distributed by the Escrow Agent in accordance with the Escrow Agreement among the Releasors such that 52.63% shall be distributed to those Releasors party to the NRG Unsecured Revolver Agreement, 43.42% to those Releasors party to the NRG FinCo Secured Revolver Agreement, and 3.95% to those Releasors party to the NRG Letter of Credit Facility, in each case in accordance with the terms of each relevant agreement; provided, however, Xcel shall not be required to pay the Separate Bank Settlement Payment unless and until each lender party to the Lender Facilities or their Transferees has executed this Release.

     E.     REPRESENTATION OF CLAIM OWNERSHIP AND CORPORATE AUTHORITY

          Each Releasor represents and warrants that as of the Release Effective Date it is the beneficial owner of the Claims indicated below its signature in the principal amounts so indicated. In addition, each Party represents and warrants to the other Party that its execution, delivery and performance of this Agreement are within the power and authority of such Party and have been duly authorized by such Party.

     F.     RELEASE EFFECTIVE DATE

          As to any Releasor, this Release shall become effective and enforceable only upon the occurrence of each of: (i) the date that the Escrow Agent receives the Separate Bank Settlement Payment, (ii) the occurrence of the Plan Effective Date, and (iii) the occurrence of the Effective Date of the Settlement Agreement (as defined therein).

     G.     BREACH

          It is understood and agreed by each of the parties that money damages would not be a sufficient remedy for any breach of this Release and as such any non-breaching party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for such breach.

     H.     ACKNOWLEDGEMENT

          Each Releasor agrees that this Release has been fully read and understood by Releasor, and such Releasor received independent legal advice from its respective attorneys as to the effect and import of its provisions.

     I.     GOVERNING LAW

          This Release shall be governed by and construed and interpreted in accordance with the internal laws of the State of New York, without regard to its conflict of laws that would require the law of another jurisdiction to be applied.

     J.     SEVERABILITY AND INTERPRETATION

          Should any provision of this Release be held invalid or illegal, such invalidity or illegality shall not invalidate the whole of this Release.

     K.     ASSIGNMENT OF CLAIMS

          Releasor shall not sell, assign, dispose or otherwise Transfer its Claims or Causes of Action related in any manner to or arising in any manner in respect of such Releasor’s or Transferee’s loans, financings, letter of credit facilities and other financing and support facilities provided to NRG or any of the NRG Subsidiaries (such Claims to include, without limitation all Claims against the Released Parties set forth in Section B hereof) to any Transferee unless such Transferee agrees in writing to be bound by this Release in its entirety without revision. Any Transfer that does not comply with this paragraph shall be null and void ab initio. In the event of a Transfer, the transferor shall within three business days provide written notice of such Transfer to Xcel together with a copy of the written agreement of the Transferee to be bound by this Release in its entirety without revision.

     L.     COUNTERPARTS

          This Release may be executed by the Parties in one or more separate counterparts, all of which shall constitute a single agreement, binding upon and inuring to the benefit of the parties hereto and their respective successors and assigns.

     M.     ENTIRE AGREEMENT

          This Agreement and the applicable provisions in the Plan constitute the complete and entire agreement between the Parties with respect to the matters contained in this Agreement, and supersede all prior agreements, negotiations, and discussions between the Parties with respect thereto.

     N.     AMENDMENT; WAIVER

          It is expressly understood and agreed that this Agreement may not be altered, amended, modified or otherwise changed in any respect whatsoever except by a writing duly executed by authorized representatives of each of the Parties, and the Parties further acknowledge and agree that they will make no claim at any time or place that this Agreement has been orally supplemented, modified, or altered in any respect whatsoever. In addition, no failure on the part of any Party to this Agreement to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

     O.     NO ADMISSIONS

          This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of the Released Parties of any Claim, Cause of Action, or any fault or liability or damages whatsoever. The Released Parties deny any and all wrongdoing or liability of any kind, and do not concede any infirmity in the Claims, Causes of Action, or defenses which they have asserted or would assert.

     P.     INTERPRETATION

          This Agreement is the product of negotiations of the Parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.

XCEL ENERGY INC.

By:
Title:

Name of Institution:

By:
Title:

Unpaid principal amount of Claim held under NRG Letter of Credit Facility

$

Name of Institution:

By:
Title:

Unpaid principal amount of Claim held under NRG FinCo Secured Revolver Agreement

$

Name of Institution:

By:
Title:

Unpaid principal amount of Claim held under NRG Unsecured Revolver Agreement

$